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                                                                       Exhibit 1


                          SECURITIES PURCHASE AGREEMENT

         This SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of January 17, 2002, by and between WEBB INTERACTIVE SERVICES, INC., a Colorado corporation (the "Company"), with headquarters located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202, and Jona, Inc. (the "Purchaser").

         The Company wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Company, on the terms and subject to the conditions set forth in this Agreement, units (the "Units") of the Company's securities, each Unit consisting of one share of the Company's common stock, no par value (the "Common Stock") and a warrant in the form of Exhibit A hereto (the "Warrant") representing the right to acquire additional shares of Common Stock. The Warrants are exercisable into shares of Common Stock (the "Warrant Shares") in accordance with their respective terms. The Units, the Common Stock, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities". The purchase price for the Securities included in the Units shall be $1.00 for each share of Common Stock sold with no additional payment required for the Warrants.

         The sale of the Securities by the Company hereunder will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D") as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to effect the registration of the Common Stock and the Warrant Shares under the Securities Act pursuant to a Registration Rights Agreement of even date herewith by and between the Company and the Purchaser, the form of which is attached hereto as Exhibit B (the "Registration Rights Agreement").

The Company and the Purchaser hereby agree as follows:

1.       PURCHASE AND SALE OF THE COMMON STOCK AND WARRANTS.

         1.1 Agreement to Purchase and Sell. Subject to the terms and the satisfaction or waiver of the conditions set forth in this Agreement, the issuance, sale and purchase of the Common Stock and Warrants shall be consummated in one or more separate closings. The first closing is hereinafter referred to as the "First Closing," the second closing is hereinafter referred to as the "Second Closing," and each additional closing (if any) is hereinafter referred to as an "Additional Closing" (each of the First Closing and any Additional Closing is sometimes referred to herein as a "Closing"), and the date on which a Closing occurs is hereinafter referred to as the "Closing Date".

                  a. Subject to the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.4 hereof, the First Closing will be deemed to occur when the Company and the Purchaser execute and deliver this Agreement and the other Transaction Documents (as defined below), which delivery may be effected by facsimile transmission,

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and full payment of the Purchaser's purchase price for the First Closing has been made by wire transfer of immediately available funds against physical delivery by the Company of duly executed certificates representing the Common Stock and Warrant being purchased by the Purchaser at the First Closing.

                  b. Subject to the satisfaction or waiver of the conditions set forth in Section 5.2 and Section 5.5 hereof, on the third (3rd) Business Days (the "Scheduled Second Closing Date") after the Company has notified Purchaser that its shareholders have either approved the completion of an offering for up to $7.5 million of the Company's Securities, including the Securities to be sold at the First Closing, on the terms contemplated in this Agreement or that the Nasdaq Stock Market has advised the Company that such approval is not necessary for the Company's Common Stock to continue to be listed on the Nasdaq Stock Market (the "Nasdaq Notice"); provided, however, that the Nasdaq Notice is given on or before June 30, 2002. The Company shall deliver a notice (the "Second Closing Notice") to the Purchaser prior to the Second Closing (if any) in which the Company shall represent to the Purchaser that the conditions of Section 5.2 hereof have been satisfied or will be satisfied upon the Second Closing.

                  c. During the period commencing with the First Closing and ending on the earlier of August 31, 2002, or five (5) Business Days (as defined herein) following receipt of a Notice to Purchase (as defined herein), Purchaser shall have the right and option (the "Option") to purchase up to an additional 2,500,000 Units for a purchase price of $1.00 per share of Common Stock included with the Units being purchased. In the event that the Company receives a bona fide offer to purchase all or a portion of the additional 2,500,000 Units, the Company shall give the Purchaser written notice thereof (a "Notice to Purchase"). If the Purchaser desires to purchase all of the additional Units to be sold in accordance with the Notice to Purchase, Purchaser must give the Company written notice (a "Purchaser Notice") of Purchaser's election to do so within five (5) Business Days of receipt of the Notice to Purchase. In the event that Purchaser does not give the Company a Purchaser Notice, the Option shall expire to the extent that the Company actually sells additional Units in accordance with the Notice to Purchase. Subject to the satisfaction or waiver of the conditions set forth in Section 5.3 and Section 5.6 hereof, the Company and the Purchaser shall consummate each Additional Closing (if any) on the fifth
(5th) Business Day (the "Scheduled Additional Closing Date") after the Purchaser Notice; provided, however, that as of such Scheduled Additional Closing Date, the Company has satisfied all Closing conditions set forth in Section 5.3. The Company shall deliver a notice (the "Additional Closing Notice") to the Purchaser prior to each Additional Closing (if any), in which the Company shall represent to the Purchaser that the conditions set forth in Section 5.3 hereof have been satisfied or will be satisfied upon the Additional Closing Date.

                  d. On the date of the First Closing, subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company (i) 1,100,000 shares of the Company's Common Stock and (ii) a Warrant entitling the holder thereof to purchase



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1,100,000 Warrant Shares. The aggregate purchase price for the Securities purchased at the First Closing shall be One Million One Hundred Thousand Dollars ($1,100,000).

                  e. On the date of the Second Closing (if any), subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company (i) 3,900,000 shares of the Company's Common Stock; and (ii) a Warrant entitling the holder thereof to purchase 3,900,000 Warrant Shares. The aggregate purchase price for the securities purchased at the Second Closing shall be Three Million Nine Hundred Thousand Dollars ($3,900,000).

                  f. On the date of an Additional Closing (if any), subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company the full number of Units to be purchased in accordance with the Notice to Purchase. The aggregate purchase price for the Units purchased at an Additional Closing shall be one dollar ($1.00) times the number of shares of Common Stock included with the Units being purchased.

         1.2 Form of Payment. At each Closing, the Purchaser shall pay the aggregate purchase price for the Common Stock and Warrant purchased by the Purchaser hereunder at such Closing by wire transfer to the Company, in accordance with the Company's written wiring instructions, against delivery of duly executed Common Stock certificates and a certificate representing the Warrant purchased by the Purchaser at such Closing, and the Company shall deliver such Common Stock certificates and the certificate representing the Warrant purchased by the Purchaser at such Closing against delivery of such aggregate purchase price for such Closing.

         1.3 Certain Definitions. When used herein, the following terms shall have the respective meanings indicated:

         A. "Business Day" shall mean any day on which the New York Stock Exchange (the "NYSE") and commercial banks in the city of New York are open for business.

         B. "Trading Day" shall mean any day on which the Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded.

2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
         PURCHASER.

         The Purchaser hereby represents and warrants to the Company and agrees with the Company that, as of the date of this Agreement, as of the First Closing and as of each Additional Closing:



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         2.1 Authorization; Enforceability. The Purchaser is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with full power and authority to purchase the Securities and to execute and deliver this Agreement. This Agreement and the Registration Rights Agreement each constitutes the Purchaser's valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) or public policy.

         2.2 Accredited Investor; Purchase as Principal. The Purchaser is an accredited investor as that term is defined in Rule 501 of Regulation D, and is acquiring the Securities solely for its own account as a principal and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, such Purchaser does not agree to hold any Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.

         2.3 Information. The Company has provided the Purchaser with information regarding the business, operations and financial condition of the Company, and has granted to the Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities. Neither such information nor any other investigation conducted by the Purchaser or any of its representatives shall modify, amend or otherwise affect the Purchaser's right to rely on the Company's representations and warranties contained in this Agreement.

         2.4 Limitations on Disposition. The Purchaser acknowledges that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

         2.5 Legend. The Purchaser understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE



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SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION
FROM REGISTRATION UNDER SUCH LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE."

         Notwithstanding the foregoing, it is agreed that, as long as (A) the resale or transfer (including without limitation a pledge) of such Securities is registered pursuant to an effective registration statement and the Purchaser represents in writing to the Company that such Securities have been or are being sold pursuant to such registration statement, (B) such Securities have been publicly sold pursuant to Rule 144 ("Rule 144") and the Purchaser has delivered to the Company customary Rule 144 broker's and seller's representation letters, or (C) such Securities can be publicly sold pursuant to Rule 144(k) under the Securities Act, such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder promptly upon request.

         2.6 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents (as defined herein) to which it is a party (A) have been approved by all necessary action (corporate or other) on the part of the Purchaser and (B) will not result in (i) any material violation of any provisions of its charter, bylaws or any other governing document in effect on the date hereof, (ii) any material violation of any instrument or contract to which it is a party or by which it is bound, or
(iii) the creation of any material lien, charge or encumbrance upon any of its assets.

3.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
      COMPANY.

         The Company hereby represents and warrants to the Purchaser and agrees with the Purchaser that, as of the date of this Agreement, as of the First Closing and as of each Additional Closing:

         3.1 Organization, Good Standing and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Company and its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. For purposes of this Agreement, the term "subsidiary" or "subsidiaries" shall mean any entity or entities in which the Company beneficially owns 20% or more of the voting equity thereof.

         3.2 Authorization; Consents. The Company has the requisite corporate power and authority to enter into and perform its obligations under (i) this Agreement, (ii) the



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Registration Rights Agreement (iii) the Warrants and (iv) all other agreements, documents or other instruments executed and delivered by or on behalf of the Company at each Closing (the instruments described in (i), (ii), (iii) and (iv) being collectively referred to herein as the "Transaction Documents"), to issue and sell Common Stock and Warrants to the Purchaser in accordance with the terms hereof and to issue and deliver Warrant Shares in accordance with the terms of the Warrants. All corporate action on the part of the Company by its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents has been taken.

         3.3 Enforcement. Each of the Transaction Documents constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) or public policy.

         3.4 Disclosure Documents; Agreements; Financial Statements; Other Information. The Company has filed with the Commission: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, (iii) all Current Reports on Form 8-K, if any, and any other reports, required to be filed with the Commission since December 31, 2000 and prior to the date hereof and (iv) the Company's definitive Proxy Statement for its 2001 Annual Meeting of Stockholders] (collectively, the "Disclosure Documents"). Except as set forth on Schedule 3.4 hereto, the Company is not aware of any event occurring on or prior to each Closing (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after such date. Each Disclosure Document, as amended, if applicable, as of the date of the filing thereof with the Commission, conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and, as of the date of such filing, such Disclosure Document did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements required to be filed as exhibits to the Disclosure Documents have been filed or incorporated by reference as required by the applicable provisions of the Exchange Act. Neither the Company nor any of its subsidiaries is in breach of any agreement to which it is a party or by which it is bound where such breach could have a material adverse effect on (i) the consolidated business, operations, properties, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole, (ii) the transactions contemplated hereby or by the other Transaction Documents; (iii) the Securities or (iv) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents (collectively, a "Material Adverse Effect"). Except as set forth in the Disclosure Documents, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the


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ordinary course of business which, under generally accepted accounting principles, are not required to be reflected in such financial statements (including the footnotes to such financial statements) and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. As of their respective dates, the financial statements of the Company included in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

         3.5 Disclosure. All information relating to or concerning the Company set forth in this Agreement or provided to the Purchaser pursuant to paragraph
2.3 hereof and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

         3.6 Capitalization. The capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares initially to be reserved for issuance upon exercise of the Warrants is set forth on Schedule 3.6 hereto. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.6, no shares of the capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances created by or through the Company. Except as disclosed on
Schedule 3.6, or as contemplated herein, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries.

         3.7 Valid Issuance. The shares of Common Stock are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and non-assessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company (collectively, "Encumbrances"), and (ii) based in part upon the representations of the Purchaser in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws. The Warrants are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and non-assessable, free and clear of any Encumbrances and (ii) based in part upon the representations of the Purchaser in this Agreement, will be issued, sold and delivered in compliance with all


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applicable Federal and state securities laws. The Warrant Shares are duly authorized and, upon the issuance thereof in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and non-assessable, free and clear of any Encumbrances. The Company's Board of Directors, by unanimous vote of the directors in attendance at the meeting at which such matters are considered, which directors constitute a quorum, (i) has determined that the issuance and sale of the Common Stock and Warrants hereunder, and the consummation of the transactions contemplated hereby, by the other Transaction Documents (including without limitation the issuance of the Warrant Shares upon exercise of the Warrants), are in the best interests of the Company and (ii) has approved the issuance of Warrant Shares upon exercise of the Warrants.

         3.8 No Conflict with Other Instruments. Neither the Company nor any of its subsidiaries is in violation of any provisions of its charter, bylaws or any other governing document as amended and in effect on and as of the date hereof or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it is bound, or of any provision of any Federal, state or foreign judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which violation or default could reasonably be expected to have a Material Adverse Effect. The (i) execution, delivery and performance of this Agreement and the other Transaction Documents, and (ii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Common Stock and the Warrants and the reservation for issuance and issuance of the Warrant Shares) will not, in any such case, result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or of any of its subsidiaries or the triggering of any preemptive or anti-dilution rights or rights of first refusal or first offer, or any similar rights (whether pursuant to a "poison pill" provision or otherwise), on the part of holders of the Company's securities, except as set forth on Schedule 3.8.

         3.9 Financial Condition; Taxes; Litigation.

         3.9.1 The Company's financial condition is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. There has been no material adverse change to the Company's business, operations, properties, financial condition, prospects or results of operations since the


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date of the Company's most recent audited financial statements contained in the
Disclosure Documents.

         3.9.2 The Company has filed all tax returns required to be filed by it and paid all taxes which are due, except for taxes which it reasonably disputes or which could not have a Material Adverse Effect.

         3.9.3 Neither the Company nor any of its subsidiaries is the subject of any pending or, to the Company's knowledge, threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Commission or any state securities commission or other governmental or regulatory entity which could have a Material Adverse Effect.

         3.9.4 Except as described in the Disclosure Documents, there is no claim, litigation or administrative proceeding pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of its subsidiaries, or against any officer, director or employee of the Company or any such subsidiary in connection with such person's employment therewith that, individually or in the aggregate, could have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could have a Material Adverse Effect.

         3.10 Intellectual Property. The Company and its subsidiaries each has the right to use adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property rights necessary to conduct the business now operated by it, and is not aware of any infringement by a third party with respect to such rights or of any infringement by it or conflict with asserted rights of others that, in any such case, if determined adversely to the Company or any of its subsidiaries, could individually or in the aggregate have a Material Adverse Effect.

         3.11 Solicitation; Other Issuances of Securities. Neither the Company nor any of its subsidiaries or affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Securities under the Securities Act or (iii) has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Securities to such Purchaser.

         3.12 Fees. Except as described on Schedule 3.12 hereto, the Company is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative or entity in connection with the transactions contemplated hereby. The Company will indemnify and hold harmless such


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Purchaser from and against any claim by any person or entity alleging that such
Purchaser is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby.

         3.13 Regulatory Permits. Each of the Company and its subsidiaries possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to so possess such certificates, authorizations or permits could not have a Material Adverse Effect, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which revocation or modification could have a Material Adverse Effect.

         3.18 Environment. Except as disclosed in the Disclosure Documents (i) there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the properties of the Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect and (ii) neither the Company nor any of the subsidiaries has violated any environmental laws applicable to it now or previously in effect ("Environmental Laws"), other than such violations or infringements that, individually or in the aggregate, have not had and will not have a Material Adverse Effect.

4.       COVENANTS OF THE COMPANY

         4.1 Corporate Existence. The Company shall, so long as the Purchaser or any affiliate of the Purchaser beneficially owns more than ten percent (10%) of the Company's outstanding shares of Common Stock, maintain its corporate existence in good standing under the jurisdiction of its incorporation and shall pay all taxes owed by it when due except for taxes which the Company reasonably disputes. For the purposes of this Agreement, beneficial ownership and all determinations and calculations shall be determined in accordance with Section 13(d) of the Exchange Act of 1934 and all applicable rules and regulations thereunder.

         4.2 Provision of Information. The Company shall, so long as the Purchaser or any affiliate of the Purchaser beneficially owns more than ten percent (10%) of the Company's outstanding shares of Common Stock, provide any the Purchaser with copies of all materials sent to stockholders, in each such case at the same time that it mails such materials to its stockholders.

         4.3 Form D; Blue-Sky Qualification. To the extent that the Company is relying on Regulation D under the Securities Act in selling the Securities to the Purchaser hereunder, the Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall take such action as is necessary to qualify the Common Stock and Warrants for sale under applicable state or "blue-sky" laws or obtain an exemption


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therefrom, and shall provide evidence of any such action to the Purchaser at such Purchaser's request.

         4.4 Reporting Status. As long as the Purchaser or any affiliate of the Purchaser beneficially owns more than ten percent (10%) of the company's outstanding shares of Common Stock and until the date on which any of the foregoing may be sold to the public pursuant to Rule 144(k) (or any successor rule or regulation), (i) the Company shall timely file with the Commission all reports required to be so filed pursuant to the Exchange Act and (ii) the Company shall not terminate its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. The Company agrees to issue a press release describing the transactions contemplated by this Agreement and the other Transaction Documents and to file with the Commission a Form 8-K in the form required by the Exchange Act describing the terms of the transactions contemplated by this Agreement and the other Transaction Documents, with this Agreement and all schedules and exhibits attached to such Form 8-K as an exhibit thereto, in each case on or before the fifth (5th) Business Day following the date of this Agreement.

         4.5 Reservation of Common Stock. The Company shall at all times following each Closing Date have authorized and reserved for issuance to the Purchaser pursuant to the Warrants, free from any preemptive rights, a number of shares of Common Stock equal to the maximum number of Shares of Common Stock issuable upon exercise of the Warrants (the "Reserved Amount").

         4.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Common Stock and Warrants for general corporate purposes only, in the ordinary course of its business and consistent with past practice and, without limiting the generality of the foregoing, shall not use such proceeds to make a loan to any employee, officer, director or stockholder of the Company, to repay any loan or other obligation of the Company to any such person other than the payment of the Company's 10% Convertible Promissory Note or to repurchase or pay a dividend on shares of Common Stock or other capital stock of the Company.

         4.7 Quotation on Nasdaq. The Company shall use its reasonable commercial efforts to maintain the designation and quotation, or listing, of the Common Stock on the Nasdaq National or Small Cap Market or the New York Stock Exchange for a minimum of three (3) years following the First Closing. The Company shall file a listing application for the Common Stock and Warrant Shares with the Nasdaq National Market on or before the fifth (5th) Business Day following the date of this Agreement and shall use its best efforts to cause the Common Stock and Warrant Shares to be listed for trading on the Nasdaq National Market as soon as possible.

         4.8 Environmental Laws. The Company will take all action necessary in order to comply with applicable Environmental Laws and agrees to indemnify the Purchaser from and against any loss, claim, damage or expense arising from or in connection with any failure or alleged failure of the Company, or any of its subsidiaries or affiliates, to comply with such laws.

         4.9 Outstanding Securities. The sale and issuance of the Securities by the Company to Purchaser requires adjustments to the conversion prices and exercise prices of the Company's 10% Convertible Promissory Notes, its Series C-1 Convertible Preferred Stock and certain warrants issued by the Company (collectively, the "Outstanding Securities") to the amounts set forth on
Schedule 4.9 hereto and such adjustments are effected as of the date hereof.

         4.10 Amendment to Bylaws. Within five (5) Business Days of the First Closing, the Company will cause its Bylaws to be amended to require the unanimous consent and approval of all members of the Board of Directors of the Company in attendance at a duly convened meeting of the Board of Directors prior to (i) incurring indebtedness for borrowed money, if such borrowing would result in the Company's then outstanding liability for all such then outstanding borrowings to exceed $1 million; (ii) taking any action which results in the redemption of any of the Company's outstanding shares of Common Stock or Preferred Stock; (iii) approving any merger, other corporate reorganization, sale of control of the Company or any transaction in which substantially all of the assets of the Company are sold; or (iv) approving an amendment to or waiving any of the provisions of the Company's Articles of Incorporation or Bylaws.

         The Company shall use its best efforts to see that the representations and warranties of this Section 4.10 remain in full force and affect, so long as the Purchaser or any affiliate of the Purchaser beneficially owns twenty-five percent (25%) or more of the Company's Common Stock.

         4.11 Election to the Board of Directors. Within five (5) Business Days of the First Closing, the Company shall cause two nominees of the Purchaser who are reasonably satisfactory to the Company to be elected to the Company's Board of Directors and shall, so long as the Purchaser or any affiliate of the Purchaser beneficially owns twenty-five percent (25%) or more of the Company's Common Stock, use its best efforts to see that two such nominees of the Purchaser are elected to the Company's Board of Directors.

         4.12 Adjustment in Number of Shares. In the event that the terms of any funding by the Company during the period between the First Closing and the earliest to occur of (i) the second anniversary of the First Closing, (ii) the raising by the Company of additional proceeds aggregating at least an additional $7.5 million or (iii) the Closing Bid Price (as defined in the Warrant) has exceeded $3.00 for thirty (30) consecutive Trading Days following the Effective Date (as defined in the Registration Rights Agreement) is at an effective offering price ("Effective Price") of less than $1.00 per share of Common Stock, the Company shall issue to Purchaser such number of additional shares of the Company's Common Stock as is necessary to cause the value of the total number of shares of the Company's Common Stock, including such additional shares, delivered in connection with the purchase of the Common Stock to be equal to the total purchase price paid for the Common Stock by the Purchaser, less the amount (if any) received by the Purchaser in connection with the sale or other transfer of Common Stock at a price in excess of $1.00 per share, the value of the Common Stock being based on the Effective Price. If the securities sold in such offering are securities of the Company which are convertible into the Company's Common Stock and no other securities are sold with such convertible securities and the convertible securities do not provide for the payment of interest or dividends, other than dividends payable equally to all of the Company's securities holders, the conversion price for the convertible securities shall be deemed to be the Effective Price. If the funding includes securities other than the Company's Common Stock or securities convertible into the Company's Common Stock, which convertible securities do not entitle the holders thereof to any interest or dividend payments other than those available to all of the Company's securities holders, the company and Purchaser shall negotiate in good faith to determine the Effective Price. If the parties cannot agree on the Effective Price within thirty (30) days of the closing of the funding, the Company and Purchaser shall each indicate in writing what they believe to be the Effective Price and shall submit the determination of the effective Price to arbitration in Denver, Colorado in accordance with the rules of the American Arbitration Association. The determination of the Effective Price pursuant to such arbitration shall be binding on the parties. The party whose stated Effective Price is furthest from the price established in arbitration shall pay the cost of such arbitration. If the difference between the stated Effective Price for each of the parties is equal, the cost of the arbitration shall be borne equally by the parties.

         4.13 Intentional Acts or Omissions. The Company shall not intentionally perform any act which if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby.

5.       CONDITIONS TO CLOSING.

         5.1 Conditions to Purchaser's Obligations at the First Closing. The Purchaser's obligations at the First Closing, including without limitation its obligation to purchase the Common Stock and Warrant being purchased by the Purchaser, are conditioned upon the satisfaction by the Company (or waiver by the Purchaser) of each of the following events as of the First Closing Date:

                  5.1.1 the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of such date as if made on such date;

                  5.1.2 the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before the First Closing;

                  5.1.3 the Company shall have delivered to the Purchaser a certificate, signed by an officer of the Company, certifying that the conditions specified in this paragraph 5.1 have been fulfilled as of the First Closing, it being understood that the Purchaser may rely on such certificate as though it were a representation and warranty of the Company made herein;

                  5.1.4 the Company shall have delivered to the Purchaser duly executed certificates representing the Common Stock and Warrant being purchased by the Purchaser;

                  5.1.5 the Company shall have executed and delivered the Registration Rights Agreement;

                  5.1.6 the Company shall have authorized and reserved for issuance the number of shares of Common Stock required to be reserved under paragraph 4.5 hereof, and shall have provided such Purchaser with reasonable evidence thereof; and

                  5.1.7 since the date of this Agreement, there shall not have occurred, in the reasonable judgment of the Purchaser, any material adverse change in the business, operations, financial condition, properties, prospects or results of operation of the Company.

         5.2 Conditions to Purchaser's Obligations at the Second Closing. The Purchaser's obligations at the Second Closing, if any, including without limitation its obligation to purchase the Common Stock and the Warrant to be purchased by the Purchaser, are conditioned upon the satisfaction by the Company (or waiver by the Purchaser) of each of the following events as of the Second
Closing:

                  5.2.1    the First Closing shall have been consummated;

                  5.2.2 the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Second Closing as if made on the Second Closing;

                  5.2.3 the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before the Second Closing;

                  5.2.4 the Company shall (i) have delivered to the Purchaser a certificate, signed by an officer of the Company, certifying that the conditions specified in this paragraph 5.2 have been fulfilled as of the Second Closing, it being understood that the Purchaser may rely on such certificate as though it were a representation and warranty of the Company made herein; (ii) the Company shall have entered into employment agreements with William Cullen, Lindley Branson and Tom Croswell and Messrs Cullen and Branson shall have acknowledged that the transactions contemplated herein do not represent a "change of control" as defined in their existing agreements with the Company; and Jabber shall have completed the installation of the Jabber IM server software at the Purchaser's offices;

                  5.2.5 the Company shall have delivered to the Purchaser duly executed certificates representing the Common Stock and Warrant to be purchased by the Purchaser at the Second Closing; and

                  5.2.6 since the date of this Agreement, there shall not have occurred, in the reasonable judgment of the Purchaser, any material adverse change in the business, operations, financial condition, properties, prospects or results of operation of the Company.

         5.3 Conditions to Purchaser's Obligations at an Additional Closing. The Purchaser's obligations at each Additional Closing, if any, including without limitation its obligation to purchase the Common Stock and the Warrant to be purchased by the Purchaser, are conditioned upon the satisfaction by the Company (or waiver by the Purchaser) of each of the following events as of such Additional Closing:

                  5.3.1    the Second Closing shall have been consummated;

                  5.3.2 the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of such Additional Closing as if made on such Additional Closing;

                  5.3.3 the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before such Additional Closing;

                  5.3.4 the Company shall have delivered to the Purchaser a certificate, signed by an officer of the Company, certifying that the conditions specified in this paragraph 5.3 have been fulfilled as of such Additional Closing, it being understood that the Purchaser may rely on such certificate as though it were a representation and warranty of the Company made herein;

                  5.3.5 the Company shall have delivered to the Purchaser duly executed certificates representing the Common Stock and Warrant to be purchased by the Purchaser at such Additional Closing; and

                  5.3.6 since the date of this Agreement, there shall not have occurred, in the reasonable judgment of the Purchaser, any material adverse change in the business, operations, financial condition, properties, prospects or results of operation of the Company.

         5.4 Conditions to Company's Obligations at the First Closing. The Company's obligations at the First Closing are conditioned upon the satisfaction (or waiver by the Company) of each of the following events as of the First
Closing:

                  5.4.1 the representations and warranties of the Purchaser shall be true and correct in all material respects as of such date as if made on such date; and

                  5.4.2 the Purchaser shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Purchaser on or before the First Closing.

         5.5 Conditions to Company's Obligations at the Second Closing. The Company's obligations at the Second Closing, if any, are conditioned upon the satisfaction (or waiver by the Company) of each of the following events as of the Second Closing:

                  5.5.1 the representations and warranties of the Purchaser shall be true and correct in all material respects as of such date as if made on such date;

                  5.5.2 the Company's shareholders shall have approved the sale of up to $7.5 million of the Company's Securities as contemplated herein or the Nasdaq Stock Market shall have notified the Company that such approval is not required for the Company's Common Stock to continue to be listed on the Nasdaq Stock Market; and

                  5.5.3 the Purchaser shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Purchaser on or before the Additional Closing.

         5.6 Conditions to Company's Obligations at Each Additional Closing. The Company's obligations at an Additional Closing, if any, are conditioned upon the satisfaction (or waiver by the Company) of each of the following events as of the Additional Closing:

                  5.6.1 the representations and warranties of the Purchaser shall be true and correct in all material respects as of such date as if made on such date; and

                  5.6.2 the Purchaser shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Purchaser on or before the Additional Closing.

6.       MISCELLANEOUS.

         6.1 Survival. The representations and warranties made by the parties herein shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties. The Company agrees that it will indemnify and hold harmless the Purchaser for any loss, claim, liability, damage or expense, as incurred by such Purchaser, arising out of or in connection with (a) a breach by the Company of any representation, warranty or agreement made herein or in any other Transaction Document, (b) any cause of action, suit or claim brought or made against such indemnitee (other than directly by the Company solely for breach of this Agreement, the Warrants or the Registration Rights Agreement by the indemnitee or by governmental or regulatory authorities), and arising out of or resulting from (whether in whole or in part) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Document), any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or the status of the Purchaser as an investor in the Company, except to the extent that such actual loss or damage results from a breach by such indemnitee of this Agreement, the Warrants or the Registration Rights Agreement or from a Purchaser's violation of law, or (c) any characterization concerning any Transaction Document other than as expressly provided herein or therein, as the case may be, including, without limitation, any characterization that the exercise of Purchaser rights and remedies under any of the Transaction Documents (or through a combination) results in a Purchaser acting (or agreeing to act) other than independently and on its own behalf. The right to indemnification shall include the right to advancement of expenses as they are incurred.

         6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Purchaser may assign its rights and obligations hereunder, in connection with any private sale or transfer of Securities pursuant to Section 2.4, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign it rights or obligations under this Agreement except as may be specifically provided by this Agreement or the other Transaction Documents.

         6.3 No Reliance. Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of the other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents), (iii) it has not received from such party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by such party.

         6.4 Injunctive Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss.

         6.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Colorado without regard to the conflict of laws provisions thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Denver, Colorado for the adjudication of any dispute hereunder or under any Transaction Document or in connection herewith or therewith or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

         6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         6.7 Headings; Drafting. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this

Agreement. The parties shall be deemed to have participated jointly in the drafting of this Agreement and the other Transaction Documents, and no provision hereof or thereof shall be construed against any party as the drafter thereof.

         6.8 Notices. Any notice, demand or request required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., mountain time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

If to the Company:

         WEBB Interactive Services, Inc.
         1899 Wynkoop, Suite 600
         Denver, Colorado 80202
         Telecopy: (303) 295-3584
         Attention:  William R. Cullen

with a copy to:

         Gray, Plant, Mooty, Mooty & Bennett, P.A.
         3400 City Center
         33 South Sixth Street
         Minneapolis, MN 55402-3796
         Telecopy:  (612) 333-0066
         Attention: Lindley S. Branson, Esq.

and if to the Purchaser:

         JONA, INC.
         P.O. Box 949
         Casper, WY  82602
         Telecopy: _________________
         Attention: Neil A. McMurry

         6.9 Expenses. The Company and the Purchaser each shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement.

         6.10 Entire Agreement; Amendments; Waiver. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Purchaser.

                                    * * * * *



IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

WEBB INTERACTIVE SERVICES, IN

By:      /s/ Lindley S. Branson
    ----------------------------------------
Name:  Lindley S. Branson
Title:    Vice President and General Counsel

JONA, INC.

By:      /s/ Neil A. McMurry
      --------------------------------------
Name:  Neil A. McMurry
Its:  President